UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2007

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-29092	54-1708481
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7901 Jones Branch Drive, Suite 900, McLean, VA 22102

(Address of principal executive offices)

Registrant’s telephone number, including area code: (703) 902-2800

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On February 14, 2007, the claim for injunctive relief sought by the plaintiffs in the previously disclosed litigation filed by certain of the purported holders of 8% Senior Notes due 2014 of Primus Telecommunications Holding, Inc. (“Holding”), a wholly owned subsidiary of Primus Telecommunications Group, Incorporated (“Group”), was denied by the United States District Court for the Southern District of New York (the “Court”). On February 15, 2007, the $22.7 million payable by Group (the “February 2007 Payment Obligation”) in respect of Group’s outstanding 5 3/4% Convertible Subordinated Debentures due February 15, 2007 (the “February 2007 Group Debentures”) was satisfied and paid. As a result, the February 2007 Group Debentures have been paid in full.

As previously reported in a current report on Form 8-K, on January 29, 2007, Group and Holding were served with a complaint by certain of the purported holders of Holding’s 8% Senior Notes due 2014 seeking the relief described below before the Court. The complaint effectively sought declaratory and injunctive relief to prevent, set aside or declare illegal or fraudulent certain transfers of funds allegedly made by Holding to Group and injunctive relief to prevent certain payments or disbursements of funds by Group in respect of outstanding obligations of Group that are payable, including the February 2007 Payment Obligation. Group and Holding believe that the remaining claims concerning the litigation described above are without merit and will continue to defend the matter vigorously.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 15, 2007	PRIMUS TELECOMMUNICATIONS GROUP, INC.

	By:	/s/ Thomas R. Kloster
Thomas R. Kloster Chief Financial Officer (Duly Authorized Officer)

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